Exhibit 10.1

Litigation Escrow Agreement

THIS AGREEMENT is made as of the 21st day of March, 2024.

Among:

DIGITAL WORLD ACQUISITION CORP., a company incorporated under the laws of Delaware

(“DWAC”)

  -AND-

ODYSSEY TRANSFER AND TRUST COMPANY, a corporation existing under the laws of Minnesota

(the “Escrow Agent”)

RECITALS:

A.

Pursuant to Article IV, Section 4.3(b) of the Amended and Restated Certificate of Incorporation of DWAC as filed in the office of the Secretary of State of the State of Delaware on September 21, 2021 (the “Charter”), the shares of Class B Common Stock of DWAC, par value $0.0001 per share (“Class B Shares”), are convertible into shares of Class A Common Stock of DWAC, par value $0.0001 per share (“Class A Shares”), automatically upon the closing of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving DWAC and one or more businesses.

B.

The ratio (the “Conversion Ratio”) at which the Class B Shares will convert into Class A Shares was initially fixed at one-to-one, but is subject to adjustment as set forth in Section 4.3(b)(ii) of the Charter.

C.

DWAC has agreed to enter into a business combination pursuant to which, among other things, Trump Media & Technology Group Corp., a Delaware corporation, will merge with a subsidiary of DWAC and survive such merger as a wholly-owned subsidiary of DWAC (the “Business Combination”).

D.	There is a dispute between DWAC and ARC Global Investments II, LLC (“ARC”) regarding the correct Conversion Ratio.

E.

On February 28, 2024, ARC filed a complaint and a motion to expedite in the Delaware Court of Chancery (the “Court of Chancery”), captioned ARC Global Investments II, LLC v. Digital World Acquisition Corp. et al., C.A. No. 2024-0186-LWW, seeking, among other things, declaratory relief regarding the correct Conversion Ratio and injunctive relief.

F.

DWAC is issuing the Disputed Shares (as defined below) to be held in escrow by the Escrow Agent on behalf of the holders of Class B Shares other than ARC (the “Holders”) in accordance with this Agreement. For purposes of this Agreement, “Disputed Shares” means a number of Class A Shares equal to the difference between (i) the aggregate number of Class A Shares issued upon conversion of Class B Shares owned by the Holders at a Conversion Ratio applied by DWAC on the closing of the Business Combination subtracted from (ii) the aggregate number of Class A Shares issuable upon conversion of Class B Shares owned by the Holders at a Conversion Ratio of 2-for-1.

G.

The Escrow Agent will release a number of Disputed Shares, if any, sufficient to satisfy full conversion rights of the Holders with respect to the Class B Shares owned thereby under Section 4.3(b) of the Charter as provided in Section 5 (such shares, if any, the “Released Shares”).

H.	DWAC has requested that the Escrow Agent act as escrow agent in connection with the escrow of the Disputed Shares and in accordance with the terms of this Agreement.

NOW THEREFORE in consideration of the promises and mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), DWAC and the Escrow Agent (each, a “Party”, and together, the “Parties”) hereby agree as follows:

1.	Interpretation

(a)	The headings have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement.

(b)	All references to any Party, whether a Party to this Agreement or not, will be read with such changes in number and gender as the context or reference requires.

(c)	When the context hereof makes it possible, the word “person” includes in its meaning any firm and any body corporate or politic.

(d)

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

2.	Appointment of Escrow Agent

DWAC hereby appoints the Escrow Agent to act as the escrow agent in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby agrees to act in accordance with the terms and conditions of this Agreement. For the purposes of this Agreement, all references herein to “Escrow Agent” will mean Odyssey Transfer and Trust Company acting in the capacity of escrow agent hereunder or any other person that replaces Odyssey Transfer and Trust Company as escrow agent hereunder pursuant to the provisions hereof.

3.	Escrow

(a)

On the closing of the Business Combination, (i) DWAC shall issue and deliver the Disputed Shares in uncertificated, book-entry form to the Escrow Agent to be held in escrow on behalf of the Holders in accordance with this Agreement, which shares shall be validly-issued, fully paid, and non-assessable Class A Shares , and (ii) the Escrow Agent shall administer the Disputed Shares in accordance with the provisions of this Agreement.

(b)

Any Class A Shares, securities or other property received by the Escrow Agent in respect of the Disputed Shares whether directly or indirectly by operation of law or otherwise, as a result of (i) any subdivision, or combination of shares of Class A Shares; (ii) any dividend or distribution payable in Class A Shares or any dividend or distribution of other securities, property or cash; (iii) any recapitalization, reclassification, exchange, redemption or change of Class A Shares; (iv) any consolidation, merger, conversion, transfer, domestication, continuance, division, reorganization or combination, business combination or similar event involving DWAC; (iv) any liquidation, dissolution or winding up of DWAC; or (v) otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of Disputed Shares, Released Shares and Surrendered Shares, as applicable.

4.	Voting of Disputed Shares.

So long as the Disputed Shares remain in escrow, with respect to any matter submitted on which DWAC stockholders are required or permitted to vote, the Escrow Agent shall cause the Disputed Shares to be voted proportionately to the manner in which all outstanding Class A Shares are voted (the “Excess Shares”), such that the Disputed Shares voted pursuant to this Section 4 shall reflect the aggregate voting results of all outstanding Class A Shares (other than the Disputed Shares) with respect to votes “for,” votes “against,” votes “withheld,” and abstentions, broker non-votes and shares not present.

5.	Escrow Release

(a)

Within two Business Days of the Escrow Agent’s receipt of (i) written instructions provided by DWAC directing the release of the Disputed Shares, which instructions shall include a certification that, to the knowledge of the Board of Directors of DWAC, there is no active dispute regarding the correct Conversion Ratio pending in any court of competent jurisdiction, or (ii) an order from the Court of Chancery directing the release of the Disputed Shares, the Escrow Agent shall (a) release to the Holders from escrow the Released Shares, if any, in the manner contemplated by Section 5(b) of this Agreement and as directed in the written instructions or the Court of Chancery’s order and (b) release to DWAC from escrow any Disputed Shares that are not Released Shares in the manner contemplated by Section 5(b) of this Agreement and as directed in the written instructions or the Court of Chancery’s order (such shares, the “Surrendered Shares”).

(b)

The Parties hereby agree, consent and acknowledge that (i) in connection with any release to DWAC of the Surrendered Shares pursuant to Section 5(a) of this Agreement, the Escrow Agent shall assign, transfer and surrender to, and cause to be registered in the name of, DWAC the Surrendered Shares without the consent or any other action of any other person or entity and (ii) in connection with any release to the Holders of any Released Shares pursuant to Section 5(a) of this Agreement, the Escrow Agent shall assign and transfer to, and cause to be registered with the transfer agent in the name of, each Holder a number of Released Shares, bearing the applicable trading restriction legends, such that each Holder is entitled to the same pro rata treatment as ARC with respect to the Class A Shares issued in satisfaction of the conversion rights of the Class B Shares owned thereby.

6.	Rights of Escrow Agent

The acceptance by the Escrow Agent of its duties and obligations under this Agreement is subject to the following terms and conditions, which shall govern and control the rights, duties, liabilities and immunities of the Escrow Agent:

(a)

The Escrow Agent shall be entitled to act and rely upon (and shall not be liable for so acting and relying upon) any resolution, affidavit, direction, notice, request, waiver, consent, receipt, declaration, certificate, receipt, opinion, report, statement or other paper or document delivered by or on behalf of DWAC pursuant to this Agreement;

(b)

The Escrow Agent shall not be required to make any determination or decision with respect to the validity of any claim made by DWAC or of any denial thereof but shall be entitled to rely conclusively on the terms hereof and the documents tendered to it in accordance with the terms hereof;

(c)

The Escrow Agent shall have no duties except those which are expressly set forth herein. It is understood and agreed that the Escrow Agent is not acting as a trustee or in any fiduciary capacity, that the duties of the Escrow Agent hereunder are purely administrative in nature and it shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything it may do or refrain from doing in connection herewith. Subject to the final sentence of Section 8(a), DWAC shall not hold the Escrow Agent liable for any loss or injury to it;

(d)

Except for failure to comply with the terms of this Agreement and subject to the final sentence of Section 8(a), the Escrow Agent, its partners, associates, employees and agents shall incur no liabilities hereunder or in connection herewith for anything whatsoever and DWAC hereby releases the Escrow Agent from any actions, causes of action, claims, demands, damages, losses, costs, liabilities, penalties and expenses whatsoever, whether arising directly or indirectly, by way of statute, contract, tort or otherwise;

(e)

Upon the release of the Disputed Shares in accordance with the provisions of this Agreement, the Escrow Agent shall be automatically and immediately released from all obligations under this Agreement to DWAC and to any other person with respect to the Disputed Shares;

(f)

The Escrow Agent shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing and signed by DWAC and, if its duties herein are affected, unless it shall have given its prior written consent thereto;

(g)

The Escrow Agent shall have the right, if in its sole discretion it deems it necessary or desirable, to retain such independent counsel or other advisors as it reasonably may require for the purpose of discharging and/or determining its duties, obligations or rights hereunder, and may act and rely on the advice or opinion so obtained;

(h)

The Escrow Agent shall have the right, if in its sole discretion it deems it necessary or desirable, to seek advice and directions from the Court of Chancery with respect to its duties and obligations hereunder; and

(i)	The duties and obligations of the Escrow Agent shall at all times be subject to the orders or directions of a court of competent jurisdiction.

7.	Resignation of Escrow Agent

The Escrow Agent may at any time upon giving at least 30 days written notice to DWAC, or such sooner time as may be agreed between the Parties, resign as Escrow Agent in favor of any person, firm or corporation named and agreed to by DWAC in writing within such 30 days or, failing such agreement, in favor of any corporate trustee licensed to do business in the State of Delaware that the Escrow Agent may name in such notice which agrees in writing with DWAC to be bound by this Agreement as Escrow Agent. The Escrow Agent will deliver the Disputed Shares to the new escrow agent and shall then be released from all its duties and obligations under this Agreement but shall remain entitled to the benefit of Section 8.

8.	Indemnification

(a)

Indemnity. In consideration of the promises and of the Escrow Agent agreeing to act hereunder, DWAC agrees to save, defend and keep harmless and fully indemnify the Escrow Agent, its partners, associates, employees and agents, and their respective heirs, executors, administrators, successors and assigns, from and against all losses, costs, liabilities, charges, suits, demands, claims, damages (including consequential damages) and expenses of any nature which the Escrow Agent, its successors or assigns, may at any time hereafter bear, sustain, suffer or be put to for or by any reason of or on account of its acting as escrow agent or anything in any matter relating thereto or by reason of the Escrow Agent’s compliance with the terms hereof, except for any losses, costs, liabilities, charges, suits, demands, claims, damages (including consequential damages) and expenses arising from bad faith, fraud, wilful misconduct or gross negligence on the part of the Escrow Agent, its partners, associates, employees and agents, and their respective heirs, executors, administrators, successors and assigns. Notwithstanding any other provision of this Agreement, the Escrow Agent’s liability shall be limited, in the aggregate, to the amount of fees paid by DWAC to the Escrow Agent under this Agreement, provided that the foregoing shall not apply to any liability arising from bad faith, fraud, wilful misconduct or gross negligence on the part of the Escrow Agent, its partners, associates, employees and agents, and their respective heirs, executors, administrators, successors and assigns.

(b)

Not Obliged to Defend. Without restricting the foregoing indemnity, if proceedings are taken by arbitration or in any court respecting the Disputed Shares, the Escrow Agent shall not be obliged to defend or otherwise participate in any such proceedings unless DWAC has agreed to pay expenses (including attorneys’ fees) reasonably incurred by the Escrow Agent in advance of the final disposition of such proceedings. By entering into this Agreement, the Escrow Agent undertakes to repay all amounts so advanced it is ultimately be determined that the Escrow Agent is not entitled to be indemnified by DWAC pursuant to Section 8(a) of this Agreement.

(c)	Survival. The provisions of Sections 8(a) and 8(b) will survive for a period of three years following (i) the resignation or removal of the Escrow Agent or (ii) the termination of this Agreement.

(d)

Not to Expend Own Funds. None of the provisions contained in this Agreement shall require the Escrow Agent to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless funded and indemnified as aforesaid.

9.	Fees & Expenses

(a)

DWAC shall (i) pay all the reasonable and customary compensation of the Escrow Agent and (ii) reimburse the Escrow Agent for any and all reasonable and documented expenses, disbursements and advances made by the Escrow Agent (including reasonable and documented fees, expenses and disbursements incurred by its counsel) in the performance of its duties hereunder in an amount not to exceed $5,000 without the prior written consent of DWAC (not to be unreasonably withheld, conditioned or delayed). DWAC’s failure to satisfy any or all outstanding fees and expenses invoiced by the Escrow Agent shall not relieve the Escrow Agent of any obligation under this Agreement and shall not be a basis to withhold or delay (i) any final release of the Disputed Shares and/or (ii) any transfer of the Disputed Shares and any and all related instruments or documents to a successor escrow agent.

(b)

Survival. The provisions of Section 9(a) will survive the resignation or removal of the Escrow Agent or the termination of this Agreement, but only with respect to compensation earned, or expenses, disbursements and advances made, by the Escrow Agent prior to the resignation or removal thereof or the termination of this Agreement.

10.	General

(a)

Notices. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid overnight courier service or overnight mail, or (iii) sent by fax, email, or other similar means of electronic communication, in each case to the applicable address set out below:

If to DWAC	Digital World Acquisition
Corp.
3109 Grand Ave, #450
Miami, FL 33133
Email:
	Attention:	Eric Swider
eswider@dwacspac.com

Bortner, Brandon
brandonbortner@paulhastings.com

And

Gil Savir
gilsavir@paulhastings.com

If to Escrow Agent	Odyssey Transfer and Trust Company
2155 Woodlane Drive,
Suite 100
Woodbury, MN 55125
	Email:	clientsus@odysseytrust.com
	Attention:	Client Services

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing, emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, emailed, or sent prior to 4:30pm (at the place of receipt) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

Any Party may from time to time change its address under this Section 10(a) by notice to the other Party given in the manner provided by this Section.

(b)	Time of Essence. Time shall be of the essence of this Agreement in all respects.

(c)

Further Assurances. Each Party shall promptly do, execute, deliver, or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

(d)

Successors and Assigns. This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security, merger, consideration, operation of law or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior consent of the other Party.

(e)	Amendment. No amendment of this Agreement will be effective unless made in writing and signed by both of the Parties.

(f)

Entire Agreement. Other than that certain Escrow Agreement by and among DWAC, ARC and the Escrow Agent of even date herewith (the “ARC Escrow Agreement), this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. Other than the ARC Escrow Agreement, there are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

(g)

Waiver. A waiver of any default, breach, or non-compliance under this Agreement is not effective unless in writing and signed by the Parties to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach, or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

(h)

Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(i)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(j)

Exclusive Jurisdiction. Any legal action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, the state or federal courts located in the State of Delaware), and each Party irrevocably submits to the exclusive jurisdiction of such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action or any proceeding in the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, the state or federal courts located in the State of Delaware) and irrevocably waive and agree not to plead or claim in such court that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(k)

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l)

Counterparts. This Agreement may be executed by the Parties in separate counterparts (by original or facsimile signature) each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together be construed as one and the same document.

(m)

Termination. This Agreement shall terminate upon the release by the Escrow Agent of the Disputed Shares in accordance with Section 5. For greater certainty, the provisions of Sections 8(a), 8(b) and 9(a) will survive the termination of this Agreement or the termination or resignation of the Escrow Agent.

(n)	Business Days. Shall mean any day other than a Saturday, Sunday or any other day that the Escrow Agent and banking institutions in New York, NY are not generally open for business.

(o)

Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, earthquake, tsunami, fire or explosion, epidemics and pandemics; (c) war, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns or other industrial disturbances (each a “‘Force Majeure Event”). The Party suffering a Force Majeure Event shall give notice to the other Party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure that the effects of such Force Majeure Event are minimized.

(p)

No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their permitted successors and assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except the rights of the Holders to receive the Released Shares pursuant to and in accordance with Section 5 of this Agreement.

11.	Privacy

The Parties acknowledge that federal and/or state legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to certain obligations and activities under this Agreement. Notwithstanding any other provision of this Agreement, no Party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. DWAC shall, prior to transferring or causing to be transferred personal information to the Escrow Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the Parties can rely or are not required under the Privacy Laws. The Escrow Agent shall use commercially-reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Escrow Agent agrees: (i) to have a designated chief privacy officer; (ii) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (iii) to use personal information solely for the purposes of providing its services under or ancillary to this Indenture and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from DWAC or the individual involved, as applicable, or as permitted by Privacy Laws; (iv) not to sell or otherwise improperly disclose personal information to any third party; and (v) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

12.	Right Not to Act

The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason, the Escrow Agent, acting reasonably, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, acting reasonably, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days prior written notice sent to the other Parties hereby provided that: (i) the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement on the date first above written.

DIGITAL WORLD ACQUISITION CORP.

Per:	/s/ Eric Swider
	Name:	Eric Swider
	Title:	Ceo

[Signature Page – Class B Holders Share Escrow Agreement]

ODYSSEY TRANSFER AND TRUST COMPANY

Per:	/s/ Andrea Severson
Andrea Severson
Authorized Signatory

Per:	/s/ Rebecca Paulson
Rebecca Paulson
Authorized Signatory

[Signature Page – Class B Holders Share Escrow Agreement]